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                                                                   Exhibit 4.2

March 19, 1998

Boatmen's Trust Company, as Rights Agent
510 Locust Street
St. Louis, Missouri 63101

ChaseMellon Shareholder Services, L.L.C. as Successor Rights Agent, 200 North Broadway, Suite 1722
St. Louis, Missouri 63102

Re: Successor Rights Agent

Ladies and Gentlemen:

Pursuant to Section 21 of the Rights Agreement by and between Anheuser-Busch Companies, Inc. and Boatmen's Trust Company dated October 26, 1994 (the "Agreement") by execution and delivery of this letter agreement, Boatmen's Trust Company hereby resigns as Rights Agent under the Agreement, ChaseMellon Shareholder Services, L.L.C. (the "Successor Agent") is hereby appointed successor rights agent under the Agreement and the Successor
Agent hereby accepts such appointment.

Furthermore, the Agreement is amended as follows:

(a) Section 2 hereby modified and amended by deleting: "as agent for the Company and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Stock)" and replacing it with: "as rights agent hereunder."

(b) The second sentence in Section 3(b) is hereby modified and amended by deleting: "and shall bear the following legend" and replacing it with:
      "and shall bear a legend substantially to the following effect."

(c) Section 21 of the Rights Agreement is hereby modified and amended by deleting the fifth sentence in its entirety and replacing it with:
      "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be either (a) a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $100,000,000 or (b) an Affiliate of such a corporation."

(d) All provisions of the Agreement not amended hereby shall remain in full force and effect.

(e)   This letter agreement shall be deemed to be a contract made


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      under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

(f) This letter agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

In executing this letter agreement, the Successor Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent and assumes all obligations of the Rights Agent under the terms and conditions of the Agreement.

                                     ANHEUSER-BUSCH COMPANIES, INC.


                                     By:      /s/ Stephen K. Lambright
                                        ------------------------------------
                                     Title: Group Vice President and General
                                     Counsel

BOATMEN'S TRUST COMPANY,
as Rights Agent


By:   /s/ Jerry L. Rector
   --------------------------------------
Title: Vice President


CHASEMELLON SHAREHOLDER SERVICES, L.L.C., as Successor Rights Agent


By:   /s/ H. Eugene Bradford
   --------------------------------------
Title: Vice President